EXHIBIT (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 95 to the Registration Statement of Guggenheim Variable Funds Trust (Form N-1A; File No. 811-02753) of our report dated February 28, 2017 on the financial statements and financial highlights of each of the series constituting Guggenheim Variable Funds Trust included in the Annual Report to shareholders for the year ended December 31, 2016.

/s/ Ernst & Young LLP

McLean, Virginia
April 19, 2017